Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-48814, 333-66382, 333-107818, 333-117969, 333-151764, 333-162322, 333-167628, 333-176237, 333-184727, 333-188689, 333-189701 and 333-200385 on Form S-8 of our reports dated March 30, 2015, relating to the consolidated financial statements of Ixia and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of Ixia and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Ixia and subsidiaries’ internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Ixia for the year ended December 31, 2014.

/s/ Deloitte & Touche, LLP

Los Angeles, California

March 30, 2015